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                                                                    EXHIBIT 1.2


                                AMENDMENT #1 TO
                                MERGER AGREEMENT

         THIS AMENDMENT #1 TO MERGER AGREEMENT (the "Agreement") entered into as of ____, 1997, by and among JUST LIKE HOME, INC., a Florida corporation ("JLH") whose principal address is 3647 Cortez Road West, Bradenton, Florida 34210-3106, JLH ACQUISITION CORPORATION, a Florida corporation and a wholly-owned Subsidiary of JLH (the "Acquisition Company") whose principal address is 3647 Cortez Road West, Bradenton, Florida 34210-3106, and COMMUNITY ASSISTED LIVING CENTERS, INC., a Florida corporation ("CALCI") whose principal address is 2440 Tamiami Trail North, Nokomis, Florida 34275. JLH, the Acquisition Company, and CALCI are referred to collectively herein as the "Parties."

                                   RECITALS:

         A. On February 14, 1997 JLH, the Acquisition Company and CALCI entered into a Merger Agreement (the "Merger Agreement") that contained certain provisions regarding an Acquisition Audit.

         B. JLH, the Acquisition Company and CALCI have determined that there is a need to extend the Acquisition Audit period until March 31, 1997.

         C. As a result of the extension of the Acquisition Audit, the closing of the merger will also be extended to March 31, 1997.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1. EXTENSION OF ACQUISITION AUDIT. JLH, the Acquisition Company and CALCI hereby agree that the Acquisition Audit shall be extended until March 31, 1997.

         2. EXTENSION OF CLOSING. JLH, the Acquisition Company and CALCI hereby agree the closing of the merger shall and by this document, hereby is extended to March 31, 1997.

         3. REVISION OF TERMINATION PROVISION. JLH, the Acquisition Company and CALCI hereby agree that any provisions regarding termination based upon the closing not occurring within thirty days of the date of execution of the Merger Agreement shall be extended to March 31, 1997.

         4. CONTROLLING PROVISIONS. All the remaining provisions, representations, warranties and covenants of the Merger Agreement shall remain in full force and effect. Should there be any conflict with this Agreement and the Merger Agreement then this Agreement shall control.

         5. OPERATIONAL CONTROL. As of Monday, March 17, 1997, CALCI agrees to take operational control of JLH. CALCI will use its best efforts in operating the




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business and will make such changes as it deems necessary after consultation and approval of JLH. In addition, CALCI will fund the operational needs of JLH based upon CALCI's reasonable determination of the cash needs of the JLH business between March 17, 1997 and the closing. JLH understands and agrees that CALCI will not fund any capital expenditures nor real estate taxes that may come due during that period.


         6. INDEMNIFICATION BY JLH. JLH shall hold harmless, indemnify and defend CALCI against and with respect to any and all damage, loss, liability, deficiency, cost and expense, including without limitation reasonable attorney's fees, resulting from CALCI's assumption of operational control of JLH as described herein (except for intentional tortuous acts), as well as any other claims, liability or cost of any nature whatsoever, known or unknown, whether accrued, absolute, contingent or otherwise, presently existing or arising in the future which such liability arose out of JLH's conduct prior to the conclusion hereof.

         7.      MISCELLANEOUS.

         (a) Survival. None of the representations, warranties, and covenants of the Parties (other than the provisions in Section 2 of the Merger Agreement concerning payment of the Merger Consideration and the provisions in
Section 5 of the Merger Agreement concerning insurance and indemnification) will survive the Effective Time.

         (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure which is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party in writing at least ten (10) days prior to making the disclosure.

         (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Section 2 above concerning payment of the Merger Consideration are intended for the benefit of CALCI Stockholders.

         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

         (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:





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         If to CALCI:                   Community Assisted Living Centers, Inc.
                                        ATTN: John F. Robenalt, President & CEO
                                        2440 Tamiami Trail North
                                        Nokomis, Florida 34275
                                        tel.: (941) 966-3636
                                        fax: (941) 966-6678

         Copy to:                       Richard Wright
                                        Gilmore & Bell
                                        Plaza Steppes Building, Suite 400
                                        700 West 47th Street
                                        Kansas City, Missouri  64112
                                        tel:  816.931.7500
                                        fax: 816.931.7599

         If to JLH:                     Just Like Home, Inc.
                                        ATTN: Richard M. Conard, M.D., Chairman
                                        3647 Cortez Road West
                                        Bradenton, Florida  34210-3106
                                        tel.: 941.756.2555
                                        fax: 941.755.1845

         Copy to:                       William J. Schifino, Esq.
                                        Schifino & Fleischer, P.A.
                                        201 North Franklin Street, Suite 2700
                                        Tampa, Florida  33602
                                        tel.: 813.223.1535
                                        fax: 813.223.3070

         If to the Acquisition Company:

                                        Just Like Home Acquisition Company
                                        3647 Cortez Road West
                                        Bradenton, Florida  34210-3106
                                        tel.: 941.756.2555
                                        fax: 941.755.1845

         Copy to:                       William J. Schifino, Esq.
                                        Schifino & Fleischer, P.A.
                                        201 North Franklin Street, Suite 2700
                                        Tampa, Florida  33602
                                        tel.: 813.223.1535
                                        fax: 813.223.3070

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.




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         (h)     Governing Law. This Agreement shall be governed by and
construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

         (i) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Florida General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

         (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n) Costs. Unless otherwise stated herein, the Parties will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors, incurred at any time in connection with pursuing or consummating this Agreement, and the transactions





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contemplated thereby. In the event any party takes legal action to enforce any of the terms of this Agreement, the prevailing party to such action shall not be entitled to reimbursement for such party's expenses, including reasonable attorney's fees, incurred in such action.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                        JUST LIKE HOME, INC.




                                        By:  /s/  Richard T. Conard
                                           ------------------------------------
                                        Its:  Chairman





                                        JLH ACQUISITION
                                        CORPORATION



                                        By:  /s/  Elizabeth A. Conard
                                           ------------------------------------
                                        Its:  Chairwoman



                                        COMMUNITY ASSISTED
                                        LIVING CENTERS, INC.


                                        By:  /s/  John F. Robenalt
                                           ------------------------------------
                                           John F. Robenalt, President & CEO




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